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PNC BANK CORP. AND SUBSIDIARIES                                   EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES
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                                                                                       Year ended December 31
                                              Nine months ended -------------------------------------------------------------------
Dollars in thousands                         September 30, 1997         1996          1995         1994         1993         1992
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
EARNINGS

Income before taxes and cumulative effect of changes
   in accounting principles                          $1,208,596   $1,527,551      $627,012   $1,209,916   $1,140,487     $787,994
Fixed charges excluding interest on deposits            871,382    1,096,893     1,487,279    1,104,573      704,228      582,854
                                                    ------------------------------------------------------------------------------
   Subtotal                                           2,079,978    2,624,444     2,114,291    2,314,489    1,844,715    1,370,848
Interest on deposits                                  1,087,015    1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                                    ------------------------------------------------------------------------------
   Total                                             $3,166,993   $4,053,215    $3,666,107   $3,473,731   $2,850,373   $2,917,424
                                                    ==============================================================================

FIXED CHARGES
Interest on borrowed funds                             $819,022   $1,064,847    $1,455,069   $1,070,565     $676,319     $555,610
Interest component of rentals                            21,739       29,839        31,283       32,247       26,491       25,739
Amortization of borrowed funds                              606          816           927        1,761        1,418        1,505
Distributions on capital securities                      30,015        1,391
                                                    ------------------------------------------------------------------------------
   Subtotal                                             871,382    1,096,893     1,487,279    1,104,573      704,228      582,854
Interest on deposits                                  1,087,015    1,428,771     1,551,816    1,159,242    1,005,658    1,546,576
                                                    ------------------------------------------------------------------------------
   Total                                             $1,958,397   $2,525,664    $3,039,095   $2,263,815   $1,709,886   $2,129,430
                                                    ==============================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                             2.39x        2.39x         1.42x        2.10x        2.62x        2.35x
Including interest on deposits                             1.62         1.60          1.21         1.53         1.67         1.37
==================================================================================================================================
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